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                                                                    EXHIBIT 99.1


                                           [ADAMS RESPIRATORY THERAPEUTICS LOGO]
                                                 425 Main Street, Colonial Court
                                                 Chester, NJ 07930
                                                 Main: 908-879-1400
                                                 Fax: 908-879-9191
                                                 www.adamsrt.com




       CHAIRMAN JOHN Q. ADAMS, SR., RETIRES FROM ADAMS BOARD OF DIRECTORS
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CHESTER, N.J. (Oct. 14, 2005) - Adams Respiratory Therapeutics, Inc. (NASDAQ:
ARxT), said today that John Q. Adams, Sr., founder of the Company and chairman of the Board of Directors, has announced his retirement from the Board in order to devote more time to his family and other interests. His retirement is effective as of close of business today. Adams has served as chairman since 1997.

Adams, 68, has had a long career in the pharmaceutical industry and has founded and sold three companies: Baylor Laboratories, sold to Norwich Eaton Pharmaceuticals; Allerderm, Inc., sold to Virbac Inc. in France; and Adams Laboratories, sold to Medeva Pharmaceuticals, where Adams served as a director and was also president of Medeva's U.S. subsidiary, Medeva Americas until 1995. In 1997, certain assets from Medeva Pharmaceuticals were repurchased by Adams and his son to form the current company, where he served as both chairman and chief executive officer until May 2003.

"I have had a very interesting and rewarding career in the pharmaceutical business, and I am grateful to all who contributed to the success of the companies I have founded," commented Mr. Adams. "I want to thank my family for its support and especially my son, John Q. Adams, Jr., for his contribution to the development and strategy during the early years of this company, and I look forward to its continued success."

"I would like to thank John for his hard work and devotion to our company during his long service," said Michael J. Valentino, president and chief executive officer. "We greatly value the insight and experience he has contributed during the formative years of our company."

Adams also has memberships and board positions in several professional and philanthropic organizations, including the American College of Allergy, Asthma and Immunology. He is also an honorary fellow of the American Academy of Otolaryngology-Head and Neck Surgery.

He holds a degree in biology from Heidelberg College in Ohio.

About Adams Respiratory Therapeutics, Inc.

Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.

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Investor/ Media Contact: Janet M. Barth (908) 879-2428